Three Embarcadero Center San Francisco, CA 94111

Exhibit 16.1

December 13, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

We are currently principal accountants for Chiron Corporation and, under the date of January 29, 2001, we reported on the consolidated financial statements of Chiron Corporation as of December 31, 2000 and 1999 and for each of the years in the three year period ended December 31, 2000. On December 6, 2001, we were notified that Chiron Corporation engaged Ernst & Young LLP as its principal accountant for the year ending December 31, 2002 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of Chiron Corporation's consolidated financial statements as of and for the year ending December 31, 2001, and the issuance of our report thereon. We have read Chiron Corporation's statements included under Item 4 of its Form 8-K dated December 6, 2001, and we agree with such statements, except that we are not in a position to agree or disagree with Chiron Corporation's statement that the change was approved by the audit committee and we are not in a position to agree or disagree with Chiron Corporation's statement contained in paragraph 4 of Item 4 regarding consultations with Ernst & Young LLP.

Very truly yours,

KPMG LLP